Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2010, except with respect to our opinion insofar as it relates to the effects of the discontinued operations, as to which the date is November 9, 2010, relating to the financial statements and financial statement schedule, which appears in Corporate Property Associates 14 Incorporated’s Current Report on Form 8-K dated November 10, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, NY
November 9, 2010